Exhibit 99

VIACOM ANNOUNCES 67% INCREASE IN ITS QUARTERLY DIVIDEND

Quarterly Dividend Raised to $0.25 Per Share

NEW YORK, May 25, 2011 – Viacom Inc. (NYSE: VIA and VIA.B) today announced that its Board of Directors has approved a 67% increase in its quarterly dividend to $0.25 per share of Class A and B common stock from $0.15 per share.

The dividend will be payable on July 1, 2011 to stockholders of record at the close of business on June 15, 2011.

Viacom President and CEO Philippe Dauman said, “Viacom is in excellent shape financially and momentum across our businesses is strong.  This substantial increase in our dividend, as well as our ongoing stock buyback program, reflects the confidence we have in our ability to generate ample free cash flow to support returning greater value to our stockholders while continuing to maintain a strong balance sheet and invest in the long-term growth of our operations.”

About Viacom
Viacom is home to the world’s premier entertainment brands.  Through its BET Networks, MTV Networks and Paramount Pictures divisions, Viacom connects with audiences through compelling content across television, motion picture, online and mobile platforms in more than 160 countries and territories.  With approximately 170 media networks reaching more than 600 million global subscribers, Viacom’s leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, Spike TV and Tr3s.  Paramount Pictures, America’s oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment.  Viacom operates a large portfolio of branded digital media experiences, including many of the world’s most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements.  Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company’s markets and on consumer behavior; the impact of piracy; competition for audiences and distribution; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures; economic conditions generally, and in advertising and retail markets in  particular; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its Fiscal Year 2010 Transition Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew
Vice President, Corporate Communications
(212) 846-7455 kelly.mcandrew@viacom.com